Exhibit 99.1

PERRY ELLIS INTERNATIONAL ANNOUNCES PRELIMINARY RECORD

REVENUE AND EARNINGS RESULTS FOR THE 1ST QUARTER

- TO PRESENT AT THE BEAR STEARNS 14TH ANNUAL GLOBAL CREDIT CONFERENCE -

- FINAL FIRST QUARTER RESULTS TO BE RELEASED MAY 24, 2005 -

MIAMI, FLA.– May 16, 2005 - Perry Ellis International, Inc. (NASDAQ: PERY) announced today that, based on preliminary estimates, the Company presently anticipates that total revenue for its first quarter ended April 30, 2005, will be approximately $225 million compared to $197 million for the first quarter ended April 30, 2004. This increase of approximately $28 million, or 14% over the Company’s total revenues for the prior year is expected to be comprised of an approximately $43 million increase in revenues generated from the February 26, 2005 acquisition of certain assets of Tropical Sportswear Int’l Corporation and an approximately $2 million revenue increase generated by the Company’s men’s wholesale operations, offset by the planned revenue decline of approximately $17 million in the Company’s swimwear operations.

George Feldenkreis, Chairman and CEO commented “We are pleased that preliminary results at this time reflect again a record revenue quarter. Our men’s business continues to perform well, and our product lines continue to evolve to meet changing consumer tastes and preferences. The integration of Tropical’s operations is proceeding on schedule and revenues during the quarter were consistent with management’s expectations. The Tropical acquisition positions us as a major force in the men’s bottoms business.”

Perry Ellis further announced that it anticipates net income for the first fiscal quarter ended April 30, 2005 to range from approximately $8.5 to $9.0 million, representing an increase of approximately 4- 10% over the prior year period. Diluted earnings per share for the quarter ended April 30, 2005 are expected to range from approximately $0.85 to $0.89, compared to $0.89 for the prior year period. The potential decrease reflects the impact of a 9% increase in weighted average shares outstanding stemming from the Company’s stock offering in May 2004.

The Company confirmed its previously announced fiscal 2006 guidance with total revenues expected to be in the range of approximately $890 to $910 million and diluted earnings per share expected to be approximately $2.25 to $2.35. Management is evaluating the challenges and opportunities arising from the current retail consolidations as well as higher borrowing costs.

Perry Ellis will release final first quarter results for fiscal 2006 on May 24, 2005.

Perry Ellis also announced that management will be presenting at the Bear Stearns 14th Annual Global Credit Conference on May 17, 2005 at 9:45 a.m. Eastern time. The PowerPoint presentation will be available to investors for seven days on the homepage of the Company’s website at www.pery.com.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances, including dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear to all major levels of retail distribution. The company, through its wholly owned subsidiaries, owns a portfolio of highly recognized brands including Perry Ellis(R), Jantzen(R), Cubavera(R), Munsingwear(R), John Henry(R), Original Penguin(R), Grand Slam(R), Natural Issue(R), Pro Player(R), the Havanera Co.(R), Axis(R), and Tricots St. Raphael(R). The company also licenses trademarks from third parties including Nike(R) for swimwear, and PING(R) and PGA TOUR(R) for golf apparel. Additional information on the company is available at http://www.pery.com.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual results of Perry Ellis could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic conditions, a significant decrease in business from or loss of any of Perry Ellis’ major customers, anticipated and unanticipated trends and conditions in the apparel industry, including future retail and wholesale consolidation, the effectiveness of Perry Ellis’ planned advertising, marketing and promotional campaigns, the seasonality and performance of Perry Ellis’ swimwear business, the ability of Perry Ellis to contain costs, disruption in the supply chain, Perry Ellis’ future capital needs and ability to obtain financing, ability to integrate businesses, trademarks, trade names and licenses, including the recently completed Tropical acquisition, ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, changes in the costs of raw materials, labor and advertising, ability to carry out growth strategies, the level of consumer spending for apparel and other merchandise, ability to compete, termination or non-renewal of any material license agreements to which Perry Ellis is a party, exposure to foreign currency and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict and other factors, including those set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. Any forward-looking statements speak only as of the day hereof and Perry Ellis disclaims any intent or obligation to update the same.

Contact:

Rosemary Trudeau

VP Finance

305 873 1294

rosemary.trudeau@pery.com